EXHIBIT 4.3(c)

SECOND AMENDMENT TO

CONTINENTAL AIRLINES, INC.

1994 INCENTIVE EQUITY PLAN

The Board of Directors (the "Board") of Continental Airlines, Inc. (the "Company") adopted the Continental Airlines, Inc. 1994 Incentive Equity Plan, as amended (the "Plan"), on March 4, 1994, subject to approval by the stockholders of the Company, which was obtained at the Company's 1994 Annual Meeting of Stockholders. Subject to applicable provisions of Paragraph 15 of the Plan, the Board retained the right to amend the Plan, which was amended by the First Amendment to Continental Airlines, Inc. 1994 Incentive Equity Plan, which amendment was approved by the stockholders at the Company's 1995 Annual Meeting of Stockholders. The Board has determined by resolutions adopted on February 1, 1996 and April 19, 1996 that the Plan be further amended (the "Second Amendment") as follows. Capitalized terms not otherwise defined in this Second Amendment to the Plan have the meanings ascribed thereto in the Plan.

  The Plan is hereby amended as follows:

  1. The first sentence of Paragraph 3 of the Plan is hereby amended to read in its entirety as follows:

     "Subject to adjustment as provided in Paragraph 10 and in accordance with and subject to Rule 16b-3 under the Exchange Act and applicable judicial and administrative interpretations thereof, the shares of Common Stock covered by all Awards granted under this Plan will not exceed in the aggregate 4,500,000 shares, of which number (a) no more than 300,000 shares will be granted or sold as Restricted Stock, (b) Stock Options with respect to no more than 400,000 shares will be granted to any Participant during any calendar year, and (c) no more than 200,000 shares will be delivered in payment of Annual Incentive Awards (for all Participants in the aggregate) in respect of any given year."

  2. Paragraph 2(d) of the Plan is hereby amended to read in its entirety as follows:

       "(d) "Change in Control" shall have the meaning set forth in Paragraph 11.".

  3. Paragraph 11 of the Plan is hereby amended to read in its entirety as follows:

       "11. Change in Control. As used in this Plan, the term
"Change in Control" shall mean:

       (a) any person (within the meaning of Section 13(d) or 14(d) under the Exchange Act, including any group (within the meaning of Section 13(d)(3) under the Exchange Act), a "Person") is or becomes the "beneficial owner" (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company (such Person being referred to as an "Acquiring Person") representing the greater of (x) 25% of the combined voting power of the Company's outstanding securities and (y) the proportion of the combined voting power of the Company's outstanding securities represented by securities of the Company beneficially owned, directly or indirectly, by Air Partners and any Person controlling, controlled by or under common control with Air Partners at the time of reference (excluding, for purposes of determining such proportion of the combined voting power under this clause (y), any securities beneficially owned by Air Partners (and any Person controlling, controlled by or under common control with Air Partners) which are deemed beneficially owned by such Acquiring Person); other than beneficial ownership by (i) the Company or any subsidiary of the Company, (ii) any employee benefit plan of the Company or any Person organized, appointed or established pursuant to the terms of any such employee benefit plan (unless such plan or Person is a party to or is utilized in connection with a transaction led by Outside Persons), (iii) Air Partners or any Person (other than any air carrier that is not the Company and that is currently controlled by or under common control with Air Partners, or a holding company or subsidiary of any such air carrier) controlling, controlled by or under common control with Air Partners, or (iv) Air Canada or any Person controlling, controlled by or under common control with Air Canada (Persons referred to in clauses (i) through (iv) hereof are hereinafter referred to as "Excluded Persons"); or

       (b) individuals who constituted the Board as of April 19, 1996 (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to April 19, 1996 whose appointment to fill a vacancy or to fill a new Board position or whose nomination for election by the Company's shareholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board or who was nominated for election by Excluded Persons shall be considered as though such individual were a member of the Incumbent Board; or

       (c) the Company merges with or consolidates into or engages in a reorganization or similar transaction with another entity pursuant to a transaction in which the Company is not the "Controlling Corporation"; or

       (d) the Company sells or otherwise disposes of all or substantially all of its assets, other than to Excluded
     Persons.

       For purposes of clause (a) above, if at any time there exist securities of different classes entitled to vote separately in the election of directors, the calculation of the proportion of the voting power held by a beneficial owner of the Company's securities shall be determined as follows: first, the proportion of the voting power represented by securities held by such beneficial owner of each separate class or group of classes voting separately in the election of directors shall be determined, provided that securities representing more than 50% of the voting power of securities of any such class or group of classes shall be deemed to represent 100% of such voting power; second, such proportion shall then be multiplied by a fraction, the numerator of which is the number of directors which such class or classes is entitled to elect and the denominator of which is the total number of directors elected to membership on the Board at the time; and third, the product obtained for each such separate class or group of classes shall be added together, which sum shall be the proportion of the combined voting power of the Company's outstanding securities held by such beneficial owner.

       For purposes of clause (a) above, the term "Outside Persons" means any Persons other than Persons described in clauses (a)(i), (iii) or (iv) above (as to Persons described in clauses (a)(iii) or (iv) above, while they are Excluded Persons) or members of senior management of the Company in office immediately prior to the time the Acquiring Person acquires the beneficial ownership described in clause (a).

       For purposes of clause (c) above, the Company shall be considered to be the Controlling Corporation in any merger, consolidation, reorganization or similar transaction unless either (1) the shareholders of the Company immediately prior to the consummation of the transaction (the "Old Shareholders") would not, immediately after such consummation, beneficially own, directly or indirectly, securities of the resulting entity entitled to elect a majority of the members of the Board of Directors or other governing body of the resulting entity or (2) those persons who were directors of the Company immediately prior to the consummation of the proposed transaction would not, immediately after such consummation, constitute a majority of the directors of the resulting entity, provided that (I) there shall be excluded from the determination of the voting power of the Old Shareholders securities in the resulting entity beneficially owned, directly or indirectly, by the other party to the transaction and any such securities beneficially owned, directly or indirectly, by any Person acting in concert with the other party to the transaction (unless such other party or such Person is Air Partners, if Air Partners has not ceased to be an Excluded Person), (II) there shall be excluded from the determination of the voting power of the Old Shareholders securities in the resulting entity acquired in any such transaction other than as a result of the beneficial ownership of Company securities prior to the transaction and (III) persons who are directors of the resulting entity shall be deemed not to have been directors of the Company immediately prior to the consummation of the transaction if they were elected as directors of the Company within 90 days prior to the consummation of the transaction.

       The exclusion described in clause (a)(iii) above shall cease to have any force or effect (and the Persons described therein shall cease to be Excluded Persons) if (A) Air Partners ceases to be, for a period of thirty consecutive calendar days, the beneficial owner, directly or indirectly, of securities of the Company representing at least 25% of the combined voting power of the Company's outstanding securities or (B) there occurs a "change in the ownership or effective control" (within the meaning of Section 280G of the Code) of Air Partners. The exclusion described in clause (a)(iv) above shall cease to have any force or effect (and the Persons described therein shall cease to be Excluded Persons) if (c) Air Canada ceases to be, for a period of thirty consecutive calendar days, the beneficial owner, directly or indirectly, of securities of the Company representing at least 20% of the combined voting power of the Company's outstanding securities or (D) there occurs a "change in the ownership or effective control" (within the meaning of Section 280G of the Code) of Air Canada.

       Upon the occurrence of a Change in Control, with respect to each Participant, (AA) all Stock Options granted to such Participant and outstanding at such time shall immediately become exercisable in full, whether or not otherwise exercisable, for a period of thirty (30) calendar days following the occurrence of the Change in Control (but subject, however, in the case of ISOs, to the aggregate fair market value, determined as of the date the ISOs are granted, of the stock with respect to which ISOs are exercisable for the first time by such Participant during any calendar year not exceeding $100,000) and, except as required by law, all restrictions on the transfer of shares acquired pursuant to such Stock Options shall terminate and (BB) all restrictions applicable to such Participant's Restricted Stock shall be deemed to have been satisfied and such Restricted Stock shall vest in full.

       In addition, if a Participant becomes entitled to one or more payments (with a "payment" including, without limitation, the vesting of an Award) pursuant to the terms of the Plan (the "Total Payments"), which are or become subject to the tax imposed by Section 4999 of the Code (or any similar tax that may hereafter be imposed) (the "Excise Tax"), the Company or Subsidiary for whom the Participant is then performing services shall pay to the Participant an additional amount (the "Gross-Up Payment") such that the net amount retained by the Participant, after reduction for any Excise Tax on the Total Payments and any federal, state and local income or employment tax and Excise Tax on the Gross-Up Payment, shall equal the Total Payments. For purposes of determining the amount of the Gross-Up Payment, the Participant shall be deemed (aa) to pay federal income taxes at the highest stated rate of federal income taxation (including surtaxes, if any) for the calendar year in which the Gross-Up Payment is to be made (for 1994, the highest stated rate is 39.6%); and (bb) to pay any applicable state and local income taxes at the highest stated rate of taxation (including surtaxes, if any) for the calendar year in which the Gross-Up Payment is to be made. Any Gross-Up Payment required hereunder shall be made to the Participant at the same time any Total Payment subject to the Excise Tax is paid or deemed received by the Participant."

  The amendment to Paragraph 3 of the Plan is effective February
1, 1996, and the amendments to Paragraph 2(d) and the Paragraph 11 of the Plan are effective April 19, 1996; provided, however, that such amendments shall be subject to approval by the stockholders of the Company at the 1996 Annual Meeting of Stockholders of the Company as required for the Plan to continue to satisfy the requirements of Rule 16b-3 under the Securities Exchange Act of 1934, as amended.